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                                                                   Exhibit 10.27

                            ONLINEFILMSALES.COM, LLC

                              CONSULTANT AGREEMENT

         THIS CONSULTANT AGREEMENT ("AGREEMENT"), is made effective as of April 1, 2000, by and between OnlineFilmSales.com, LLC, a Delaware limited liability company (the "COMPANY"), and Carraway Management Inc., a British Columbia company ("CARRAWAY").

The parties hereby agree as follows:

1.       APPOINTMENT OF CONSULTANT.

         a. The Company appoints and retains Carraway or its nominee as a consultant to assist the Company by providing the services contemplated by this Agreement, and Carraway has agreed to accept the appointment of consultant contemplated by the Agreement and to provide services to the Company upon the terms and conditions contained in this Agreement and for the consideration provided for in this Agreement.

         b. Carraway will make Mark Rutledge available to perform, on its behalf, the Consultant Services, and Carraway will not provide any personnel to perform the Services other than Mark Rutledge without the written consent of the Company.

         c. Carraway and its nominee will provide the Consultant Services to the best of their abilities in a diligent and timely manner.

2.       TERM.

         a. The term of this Agreement (the "TERM") will commence on April 1, 2000 (the "EFFECTIVE DATE") and will continue for a period of 32 consecutive months from and after the Effective Date, unless sooner terminated as hereinafter provided.

         b. The Term may be extended for two (2) successive one year periods by mutual written agreement of the parties hereto. If either party intends not to renew this Agreement upon the expiration of the Term then in effect, such party will give the other party notice of such intention not less than ninety (90) days prior to the expiration of such Term.

3.       SERVICES.

The Company engages Carraway as a consultant to assist the Company with the management of its business during the term of this Agreement and to provide ongoing consulting services to the Company, including the following (collectively, the "CONSULTANT SERVICES"):

         a. provide direction in the short and long range plans for the business of the Company;

         b. gather, interpret and prepare data for studies, reports and recommendations for the business of the Company;

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CONSULTANT AGREEMENT                                                      PAGE 2

         c.       provide advice to the Company regarding its business affairs;

         d. prepare and make presentations regarding the business of the Company to investors, boards, commissions and the general public;

         e. oversee the Company's legal counsel to ensure that all applicable laws and regulations governing the affairs of the Company are complied with in a timely manner;

         f. compose, input and edit a variety of correspondence, reports, memoranda and other material regarding the business of the Company requiring judgement as to content, accuracy and completeness; and

         g. perform other related duties, subject to the direction of the Manager and the terms and conditions of this Agreement.


Also during the Term, Carraway's nominee will serve as the Company's Vice-President, Business Affairs and as Corporate Secretary (or in such other capacity as is mutually agreed upon from time to time), with the duties and, subject to the terms of this Agreement, powers, customarily associated with such position. Carraway's nominee will report directly to the manager of the Company (the "MANAGER"). Carraway's nominee will faithfully perform for the Company the duties of these offices and such other duties as may be designated from time to time by the Manager consistent with the position of Vice-President and Corporate Secretary (or in such other capacity as is mutually agreed upon from time to time).
During the Term, Carraway will not permit Mark Rutledge to, either directly or indirectly, individually or through a corporation or other entity, as principal, agent, shareholder, employee or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in or advise any other business that is in competition with the Company as provided for in Section 9, unless the Company has given its prior written consent thereto.

4.       COMPENSATION.

         a. The Company will pay to Carraway an annual consultant fee of US$192,000 (the "CONSULTANT FEE"). The Consultant Fee will be subject to review at any time during the Term but no later than at the conclusion of each year of the term of this Agreement and, as a result thereof, may be increased (but not decreased) at the sole discretion of the Manager.

         b. In addition to Carraway's Consultant Fee, the Company may grant to Carraway a bonus or bonuses as further compensation and in special recognition of Carraway's services to the Company. Any such bonus or bonuses may be granted at the sole discretion of the Manager and at such times and in such manner, as the Manager may deem appropriate. The Company will no less frequently than annually consider the propriety of a discretionary bonus.

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CONSULTANT AGREEMENT                                                      PAGE 3

5.       EXPENSES AND BENEFITS.

         a. During the Term, the Company agrees promptly to reimburse Carraway, in accordance with the Company's policies, for all reasonable expenses paid or incurred by Carraway in connection with the performance of Carraway's services to the Company hereunder upon presentation of evidence in form of receipts satisfactory to the Company substantiating claimed expenditures.

         b. During the Term, Carraway's nominee will be entitled to participate in and enjoy the benefits of any health, life, disability, retirement, pension, profit-sharing, group insurance, or other similar plan or plans which may be instituted by the Company for the benefit of its senior executive officers generally, upon such terms as may be therein provided.

         c. The Company will provide a vehicle allowance of US$600 per month, payable on the last day of each month up to a total of US$7,200 per year (the "VEHICLE ALLOWANCE"). The Vehicle Allowance shall be used solely to defray the vehicle operation and maintenance expenses incurred by Mark Rutledge in performing the Consultant Services.

         d. The Company will reimburse Carraway for expenses incurred relating to legal and tax advice provided to Carraway by a tax attorney or accountant for the purposes of concluding on contracts and documents by and between the Company and Carraway.

         e. The Company will pay Carraway a bonus of US$50,000 upon the closing of the Company's next round of financing completed within 6 months of the date of this Agreement.

         f. The Company will provide Carraway with, or Carraway will be reimbursed for, the following business-related equipment and services: Laptop computer, fax machine, cell phone/usage, fax/internet (DSL) line at home, PDA (Palm Pilot).

         g. The Company will reimburse Carraway for any reasonable parking expenses when performing the Consultant Services under this Agreement.

6. TERMINATION. The Consultant Services may be terminated prior to the expiration of the Term only as follows:

         a. Automatically in the event of the death of Carraway's nominee;

         b. At the option of the Company, in the event of the Permanent Disability (as defined below) of Carraway's nominee, by written notice to Carraway. As used herein, and subject to applicable law, the term "PERMANENT DISABILITY" will mean a physical or mental incapacity or disability which renders Carraway's nominee unable substantially to render the services required hereunder without a reasonable accommodation for a period of one hundred twenty
(120) days in any period of 365 days, as certified by either the physician appointed by Carraway's nominee or a licensed physician retained by the Company for the purposes of making such determination;

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CONSULTANT AGREEMENT                                                      PAGE 4

         c. At the option of the Company, by written notice to Carraway upon the occurrence of any one or more of the following events:

                  i. any action by Carraway's nominee constituting malfeasance, fraud, embezzlement or dishonesty in the course of providing the Consultant Services;

                  ii. any conviction of or guilty plea or plea of NOLO CONTENDERE by Carraway's nominee involving a felony or crime involving moral turpitude;

                  iii. gross neglect or willful refusal by Carraway's nominee to perform the Consultant Services for a period of thirty (30) days following notice thereof by the Company;

                  iii. failure or refusal by Carraway's nominee to comply with any valid and legal directive of the Manager consistent with the Consultant Services; or

                  iv. a breach by Carraway of any material obligation under this Agreement, if such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof by the Company to Carraway.

         d. At the option of Carraway, by written notice to the Company at any time upon the occurrence of any of the following events unless, in the case of subsections (i), (ii) or (iii), the event occurs with Carraway's express prior written consent:

                  i. the Company's assignment to Carraway's nominee of any duties, responsibilities or status with the Company that, when compared to the Consultant Services immediately prior thereto, are degrading to Carraway's nominee or inconsistent with Carraway's nominee's qualifications;

                  ii. any failure by the Company to effect the assumption of this Agreement by any successor or assign of the Company;

                  iii. the relocation or Carraway's nominee to any place other than the primary location at which Carraway's nominee performs the Consultant Services as of the Effective Date;

                  iv. within one hundred twenty (120) days after the occurrence of a material breach of any material obligation under this Agreement by the Company, if such breach is not curable or, if curable, is not cured within thirty (30) after written notice thereof by Carraway to the Company; or

                  v. within thirty (30) days if the Company will have failed to pay Carraway the Consultant Fee in accordance with Section 3 and such failure will not have been cured within thirty (30) days of such failure.

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CONSULTANT AGREEMENT                                                      PAGE 5

         e. The Company may terminate this Agreement at any time without cause, subject to the Company's obligations under Section 7(c).

         f. Any termination by the Company or the Carraway pursuant to this Section will be effected by written notice of termination given to the other, and such termination will be effective upon the giving of such notice.

7.       ADDITIONAL COMPENSATION UPON TERMINATION.

         a. In the event of the Company's termination of the Consultant Services provided by Carraway prior to the expiration of the Term for any reason, the Company will have no liability or obligation to Carraway other than as specifically set forth in this Section 7.

         b. Upon the termination by the Company of the Consultant Services pursuant to Section 6(a), 6(b), or 6(c), or the termination by Carraway of the Consultant Services for any reason other than as set forth in Section 6(d), Carraway will not be entitled to any additional compensation; provided, however, Carraway (or Carraway's legal representatives) will be entitled to receive any and all other benefits to which Carraway will be entitled pursuant to the terms of any agreements or arrangements of the Company in which Carraway is a participant or to which Carraway is a party.

         c. Upon the termination of the Consultant Services either by the Company for any reason other than pursuant to Sections 6(a), 6(b) or 6(c), including, without limitation, pursuant to Section 6(e), or by Carraway pursuant to Section 6(d), then the following will apply as additional compensation in lieu of any further payments to Carraway and the continuation of any Company paid benefits for periods subsequent to the date of the termination of the Consultant Services (the "DATE OF TERMINATION"):

                  i. Carraway will be entitled to receive a lump sum payment equal to one and one-half times the Consultant Fee in effect on the Date of Termination;

                  ii. Carraway will receive any accrued and unpaid vacation pay or other benefits to which Carraway's nominee has become entitled prior to the Date of Termination; and

                  iii. Carraway will receive any accrued and unpaid bonus to which Carraway has become entitled to prior to the Date of Termination.

         d. The additional compensation provided for in this Section 7 will be paid in a lump sum eight (8) days after Carraway signs and returns to the Company (i) a Confidential Agreement in the form of Schedule "A" hereto ("CONFIDENTIAL AGREEMENT"), and (ii) a letter in the form of Schedule "B" hereto confirming that Carraway did not exercise a right of rescission as provided for in the Confidential Agreement. In consideration of the payments provided for in this Agreement, Carraway expressly waives any rights under any formal or informal, written or unwritten, severance policy, severance program or severance plan that would otherwise provide benefits or payments to Carraway because of the termination of the Consultant Services. Carraway understands that all payments made by the Company under this Agreement may be subject to certain deductions for applicable taxes.

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CONSULTANT AGREEMENT                                                      PAGE 6

         e. Upon the termination of Consultant Services for any reason, Carraway will immediately surrender to the Company all notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information (as defined in Section 8 hereof), it being distinctly understood that all such writings, physical forms of expression and other things are exclusive property of the Company.

         f. If the Company terminates without cause the Consultant Services under this Agreement, or if the Carraway terminates the Consultant Services, then upon either such event the Company will continue at its sole expense to provide the Carraway's nominee and his family with such medical, dental, vision and life insurance coverage as the Company would be obligated to provide hereunder if the Carraway had continued to provide the Consultant Services pursuant to this Agreement, for a period ending upon the termination of the Term.

8.       CONFIDENTIAL INFORMATION.

         a. Carraway recognizes and acknowledges that during the course of Carraway providing Consultant Services to the Company, Carraway will have access to Confidential Information. "CONFIDENTIAL INFORMATION" means all information or material not publicly known about the Company or relating to any of its respective products, services or any phase of its operations, business or financial affairs which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) is owned by the Company or in which the Company has an interest (including information conceived, originated, discovered or developed in whole or in part by Carraway); and (iii) is either (A) marked "Confidential Information," "PROPRIETARY INFORMATION" or other similar marking, (B) known by Carraway to be considered confidential and proprietary by the Company, or (C) from all the relevant circumstances should reasonably be assumed by Carraway to be confidential and proprietary to the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections and employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats and/or has an obligation to treat as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Confidential Information will not include any information which is or becomes (i) generally available to the public other than as a result of disclosure in violation of this Agreement, or (ii) generally known in the industry in which the Company is or may become involved other than as a result of disclosure in violation of this Agreement. (The term "COMPANY," as used in this Section 8, means not only OnlineFilmSales.com, LLC, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with OnlineFilmSales.com, LLC.)

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CONSULTANT AGREEMENT                                                      PAGE 7

         b. Both during the Term and at all times thereafter, all Confidential Information which Carraway or any of its directors, officers, employees, agents or representatives, including, without limitation, attorneys and accountants (collectively, the "REPRESENTATIVES") may now possess, may obtain during or after the Term, or may create prior to the end of the Term will be held confidential by the Representatives, and the Representatives will not (nor will the Representatives assist any other person to do so), directly or indirectly,
(i) reveal, report, publish or disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out Carraway's duties hereunder or as expressly authorized by the Company), (ii) render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of a Representative, or (iii) use such Confidential Information except for the benefit of the Company and in the course of providing Consultant Services to the Company; provided, however that the foregoing will not apply to the extent any Representative is required to disclose any Confidential Information by applicable law or legal process so long as the Representative promptly notifies the Company of such pending disclosure and consults with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.

         c. All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information made or compiled by a Representative or made available to a Representative during or after the Term will be the Company's property, will be kept confidential in accordance with the provisions of this Section 8 and will be delivered to the Company at any time on request and in any event upon the termination of the Consultant Services for any reason.

9. COVENANT AGAINST COMPETITION AND NON-SOLICITATION. Carraway covenants and agrees that:

         a. During the Non-Compete Period (as hereinafter defined), Carraway will not, directly or indirectly, in any Geographic Area (as hereinafter defined): (i) engage for Carraway's own account in any business directly or indirectly competitive with the Company Business (as hereinafter defined); (ii) render any services in any capacity to any person or entity (other than the Company or its Affiliates) engaged in any business directly or indirectly competitive with the Company Business; or (iii) acquire an interest in any person or entity engaged in any business directly or indirectly competitive with the Company Business (other than the Company) as a partner, shareholder, director, officer, employee, principal, manager, member, agent, trustee, consultant or in any other relationship or capacity; provided, however, Carraway may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Carraway
(A) is not a controlling person of, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

         b. During the Non-Compete Period, Carraway will not, without the prior written consent of the Company, directly or indirectly, knowingly solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, hire any employee who has left the employment of the Company or any of its

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CONSULTANT AGREEMENT                                                      PAGE 8

Affiliates within one year of the termination of such employee's employment with the Company or any of its Affiliates, or solicit any customer, client or account of the Company. However, (a) if this Agreement is terminated without cause by the Company, or is terminated for cause by the Carraway, such nonsolicitation agreement of the Carraway will thereupon terminate, otherwise (b) the covenants set forth in this Section 9 will survive any termination of this Agreement.

         c. During any portion of the Non-Compete Period during which Carraway is not employed by the Company, Carraway will not, in any Geographic Area, directly or indirectly, knowingly solicit or encourage any customer or client of the Company to engage the services of Carraway or any person or entity (other than the Company) in which Carraway is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity.

         d. If any provision of Sections 8 or 9 (the "RESTRICTIVE COVENANTS") are held to be unenforceable because of the scope, duration, area of its applicability or otherwise, it is the intention of the parties that the court making such determination will modify such scope, duration or area, or all of them, and that such provision will then be applicable in such modified form. Carraway hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of breadth of their geographic scope or the length of their term.

         e. As used herein:

                  i. "AFFILIATE" will mean any entity directly or indirectly controlling, controlled by, or under common control with the Company and any entity in which the Company is a general partner, member, manager or holder of greater than a 10% common equity, partnership or membership interest.

                  ii. "COMPANY BUSINESS" will mean the business of the Company at the time a violation of this Section 9 is alleged to occur or, if such alleged occurrence is after the Consultant Services are terminated, the business of the Company at the time such the Consultant Services terminate.

                  iii.     "GEOGRAPHIC AREA" will mean the world.

                  iv. "NON-COMPETE PERIOD" will mean the period during which the Consultant Services are provided to the Company and for an additional period of one year following the termination of the Consultant Services.

10. ENFORCEMENT BY INJUNCTION. Since the Company will be irreparably damaged if the provisions of Sections 8 or 9 are not specifically enforced, the Company will be entitled to (i) an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation or non-fulfillment of Carraway's or a Representative's covenants under Sections 8 or 9, (ii) damages in an amount equal to all compensation, profits, monies, accruals, increments or other benefits derived or received by Carraway (or any associated party deriving such benefits) as a result of any such breach of Carraway's or a Representative's covenants under Sections 8 or 9, and (iii) indemnification against any other losses, damages, costs and expenses, including actual attorneys' fees and court costs, which may be incurred by the Company and which result from or

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CONSULTANT AGREEMENT                                                      PAGE 9

arise out of any such breach of Carraway's or a Representative's covenants under Sections 8 or 9. Such remedies will not be exclusive and will be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of Sections 8 or 9 by Carraway or its Representatives.

11.      NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL
RIGHTS.

         a. Carraway will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other agreements for consultant services or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any compensation earned by Carraway as the result of providing other consultant services to another party after the termination of the Consultant Services, or otherwise.

         b. The provisions of this Agreement, and any payment provided for hereunder, will not reduce any amounts otherwise payable, or in any way diminish Carraway's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit or incentive plan or arrangement, plan or arrangement to receive securities of the Company, consultant agreement or other contract, plan or arrangement of the Company.

12.      SUCCESSORS.

         a. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company by agreement in form and substance satisfactory to Carraway, to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment will be a material breach of this Agreement and will entitle Carraway to terminate the Consultant Services as provided for in Section 6 hereof. As used in this Agreement, the "COMPANY" will mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         b. This Agreement will inure to the benefit of and be enforceable by Carraway's legal representatives. If Carraway's nominee should die while any amounts are still payable to Carraway hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Carraway.

         c. In the event of a liquidation of the Company, the payment provided for hereunder will be made before any property or asset of the Company is distributed to any holder of Common Stock.

13. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement will be in writing and will be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile, addressed to the parties

CONSULTANT AGREEMENT                                                     PAGE 10

at the addresses set forth below their signatures hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).

14. INDEMNIFICATION TO CARRAWAY. The Company will, to the maximum extent permitted by law, indemnify Carraway and its nominee against expenses (including reasonable attorney's fees, judgments, fines, settlements and other amounts actually and reasonably incurred) in connection with any proceedings arising by reason of the fact that the Carraway's nominee is or was an officer, consultant, representative, or agent of the Company and was performing his duties in accordance with this Agreement or was acting in accordance with the directions of the Manager; provided however, that the Company will have no obligation to indemnify the Carraway or its nominee for such expenses, judgments, fines, settlements or other amounts which are finally judicially determined to have resulted from illegal, bad faith or knowingly fraudulent conduct on the part of the Carraway or its nominee, or Carraway's knowing and intentional violation of third party rights. The Company will advance to the Carraway the expenses incurred in defending any such proceedings to the maximum extent provided by law; provided however, that the Carraway is not entitled to indemnification in accordance with the preceding sentence. The Company's obligations under this Section will not cease upon termination of this Agreement.

15. LEGAL FEES. In the event that any legal action is required to enforce Carraway's rights under this Agreement, Carraway, if the prevailing party, will be entitled to recover from the Company any expenses for attorneys' fees and disbursements reasonably incurred by Carraway.

16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (including, without limitation, any controversy as to the arbitrability of any dispute) will be settled exclusively by arbitration to be held in Vancouver, British Columbia, before a single arbitrator in accordance with the rules of the rules of the British Columbia International Commercial Arbitration Center then in effect. Each party will bear its own fees and expenses in connection with the arbitration and 50% of the fees and expenses of the British Columbia International Commercial Arbitration Center and the cost of any transcript. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties consent to the jurisdiction of the British Columbia courts for that purpose.

17.      MISCELLANEOUS.

         a. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto.

         b. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Carraway and the Company. No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions.

         c. If any provision of this Agreement will be held invalid or unenforceable, such invalidity or unenforceability will attach only to such provision and will not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this

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CONSULTANT AGREEMENT                                                     PAGE 11

Agreement will be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

         d. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

         e. This Agreement may be executed in two or more counterparts, all of which taken together will be deemed one original.

         f. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, without giving effect to any choice or conflict of laws provision or rule that could cause the application of the domestic substantive laws of any other jurisdiction.

         g. This Agreement will not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    ONLINEFILMSALES.COM, LLC

                                    By:
                                       -----------------------------------------
                                       Name:
                                            ------------------------------------
                                       Its:
                                           -------------------------------------

                                    Address:

                                    -----------------------------------

                                    -----------------------------------
                                    Attn:
                                         ------------------------------


                                    CARRAWAY MANAGEMENT INC.

                                    By:
                                       -----------------------------------------
                                       Name:
                                            ------------------------------------
                                       Its:
                                           -------------------------------------

                                    Address:

                                    -----------------------------------

                                    -----------------------------------
                                    Attn:
                                         ------------------------------

                                                                   Exhibit 10.27

                                  SCHEDULE "A"

                             CONFIDENTIAL AGREEMENT

         This CONFIDENTIAL AGREEMENT ("AGREEMENT") is made in the Province of British Columbia by and between _____________ ("CARRAWAY") and ONLINEFILMSALES.COM, LLC, a Nevada corporation (the "COMPANY").

                                    RECITALS

A.       Carraway has been retained by the Company.

B. The Company and Carraway are parties to that certain Consultant Agreement, dated ___________, 2000 (the "CONSULTANT AGREEMENT"). Carraway's consultant services have been terminated under circumstances that entitle Carraway to receive certain additional compensation pursuant to Section 7 of the Consultant Agreement (the "ADDITIONAL COMPENSATION").

C. Pursuant to Section 7(e) of the Consultant Agreement, payment of the Additional Compensation is conditioned upon the execution of this Agreement by Carraway.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

         1. TERMINATION OF CONSULTANT SERVICES. Carraway's consultant services are terminated effective end of day, ________________. The parties acknowledge and agree that Carraway will not be a consultant of the Company after this date, notwithstanding Carraway's continued receipt of certain sums as described in the Consultant Agreement.

         2. WAIVER AND RELEASE OF CLAIMS. In consideration of the payment of the Additional Compensation, Carraway waives and releases all of Carraway's existing rights to, any relief of any kind from the Company, its affiliates, subsidiaries, parent corporations, divisions, directors, officers, shareholders, employees, agents, attorneys, successors, and assigns (collectively, the "COMPANY'S AFFILIATES"), including, without limitation, all claims, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature, whether known or unknown, past or present, suspected or unsuspected, including, without limitation, those that arise out of or that relate to:
Carraway's relationship with the Company; the termination of the consultant services provided to the Company; all statements or actions of the Company's Affiliates; all claims for wrongful discharge; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision; all claims that the Company's Affiliates engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, or rule of decision; and, other than claims with respect to the Additional Compensation, all claims for wages, stock, stock options, or other rights with respect to equity

CONSULTANT AGREEMENT                                                      PAGE 2

securities of the Company, severance pay, compensation, attorney's fees, liquidated damages, punitive damages, costs, expense reimbursements, and disbursements (collectively "CLAIMS").

         3. MUTUAL CONFIDENTIALITY.

                  a. GENERAL STANDARD. The parties intend that the terms and conditions upon which this matter has been settled, including the provisions of this Agreement ("CONFIDENTIAL INFORMATION"), will be forever treated as confidential. Carraway and the Company will not disclose Confidential Information to any person or entity at any time, except as provided herein.

                  b. EXCEPTIONS.

                           (1) It will not be a violation of this Agreement for
Carraway to disclose Confidential Information to Carraway's attorneys, spouse, accountants, or tax planners, provided that if Carraway discloses Confidential Information to any such person, Carraway must simultaneously inform that person that the person must keep the information strictly confidential and that the person may not disclose the information to any other person without the advance written consent of Carraway and the Company. Any disclosure of Confidential Information by any such person will be considered a disclosure by Carraway.

                  (2) It will not be a violation of this Agreement for the Company to disclose Confidential Information to its attorneys, auditors, insurers, accountants, tax planners, or its affiliates, divisions, directors, officers, shareholders, employees, representatives, other agents who have a legitimate reason to obtain Confidential Information in the course of performing their duties or responsibilities for the Company, others in connection with the Company's business, as required by law, and to the extent the Company deems such disclosure necessary or advisable in connection with it disclosures or reports or under applicable securities laws, other laws, and accounting principles.

                  (3) It will not be a violation of this Agreement for a party to give truthful testimony in response to direct questions asked pursuant to an enforceable court order obtained after providing notice to the other party, which order pays due regard to the concerns for confidentiality expressed by the parties herein.

         4. NON-DISPARAGEMENT. Carraway will not disparage, defame, or besmirch the reputation, character, image or services of the Company, its affiliates, divisions, parent corporations, directors, officers, shareholders, employees or agents.

         5. CLAIMS INVOLVING THE COMPANY. Carraway will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or any of its affiliates, divisions, parent corporations, directors, officers, shareholders, employees, agents, successors, or assigns, nor will Carraway voluntarily aid, assist or cooperate with any such claims, or lawsuits; provided, however, that this paragraph will not be construed to prevent Carraway from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

CONSULTANT AGREEMENT                                                      PAGE 3

         6. TIME TO CONSIDER AGREEMENT. Carraway understands that Carraway may take twenty-one (21) calendar days to decide whether to sign this Agreement.

         7. RIGHT TO REVOKE. Carraway understands that Carraway has the right to revoke this Agreement for any reason within seven (7) calendar days after Carraway signs it. Carraway understands that this Agreement will not become effective or enforceable unless and until Carraway has not revoked it and the applicable revocation period has expired.

         8. EXPIRATION OF OFFER. The Company's offer to Carraway that is reflected in this Agreement will expire at 5:00 P.M. ON ____________, unless Carraway executes the Agreement and the Company receives it prior to that time, or unless the Company revokes the offer prior to Carraway's acceptance.

         9. FULL COMPENSATION. The payments made and the other consideration provided under the Consultant Agreement constitute full compensation for and extinguish all of Carraway's Claims including, but not limited to, all Claims for attorneys' fees, costs, and disbursements, and all Claims for any type of legal or equitable relief. Carraway acknowledges that Carraway has been paid all consultant fees and other compensation to which it was or is entitled to.

         10. RETURN OF COMPANY PROPERTY. Carraway agrees to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files, computer disks, and Carraway agrees to remove from any personal computer all data files containing Company information and return to the Company.

         11. CONFIDENTIALITY AGREEMENT. Carraway hereby reaffirms Carraway's obligations and commitments contained in any consultant agreement and invention and non-disclosure agreements that Carraway executed.

         12. NO ADMISSION OF WRONGDOING. This Agreement does not constitute an admission that any person or entity violated any local, state or federal ordinance, regulation, ruling, statute, rule of decision, or principle of common law, or that any person or entity engaged in any improper or unlawful conduct or wrongdoing. Carraway will not characterize this Agreement or the payment of any money or other consideration in accord with the Consultant Agreement as an admission or indication that any person or entity engaged in any improper or unlawful conduct or wrongdoing.

         13. ACKNOWLEDGMENT OF UNDERSTANDING. Carraway acknowledges that the Company has advised Carraway to consult with Carraway's own attorney prior to executing this Agreement. Carraway further acknowledges that Carraway has had a full opportunity to consider this Agreement, that Carraway has had a full opportunity to ask any questions that Carraway may have concerning this Agreement, and that in deciding whether to sign this Agreement, Carraway has not relied upon any statements made by the Company or its attorneys, other than the statements made in this Agreement. Carraway further acknowledges that Carraway has read and understands the contents of this Agreement and that Carraway executes

CONSULTANT AGREEMENT                                                      PAGE 4

this Agreement knowingly and voluntarily and with the opportunity to obtain independent legal advice of Carraway's own choice.

         14. AUTHORITY. Carraway represents and warrants that Carraway has the authority to enter into this Agreement, and that Carraway has not assigned any Claims to any person or entity.

         15. INVALIDITY. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and enforceable.

         16. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors, and assigns.

         17. ENTIRE AGREEMENT. This Agreement and the Consultant Agreement represent the entire agreement of the parties with respect to their subject matters, and this Agreement and the Consultant Agreement supersede any agreement(s) previously entered into with respect to the subject matters hereof and thereof, except where expressly specified herein or therein. Neither party has made any representations, warranties, inducements or oral agreements except as expressly set forth herein and therein. The parties may not change, modify, or rescind this Agreement except in a writing, signed by both parties. Any attempt at oral modification of this Agreement will be void and of no effect.

         18. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

         19. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         20. GOVERNING LAW. This Agreement will be construed in accord with, and any dispute or controversy arising from any breach of this Agreement will be governed by, the laws of the Province of British Columbia. In the event of any judicial proceeding to enforce any provision of this Agreement, the prevailing party will recover its reasonable attorneys' fees, expenses, and cost of investigation.

CONSULTANT AGREEMENT                                                      PAGE 5

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.


DATED this ___________ day of, _____ 2000.    CARRAWAY MANAGEMENT INC.



                                              By:
                                                 ---------------------------
                                              Its:
                                                  --------------------------



DATED this __________ day of, ______ 2000     ONLINEFILMSALES.COM, LLC


                                              By:
                                                 ---------------------------
                                              Its:
                                                  --------------------------

                                                                   Exhibit 10.27

                                  SCHEDULE "B"


                                     Date:
                                          -------------------------


PERSONAL AND CONFIDENTIAL

Human Resources Manager
OnlineFilmSales.com, LLC
1351 4th Street, Suite 227
Santa Monica, California  90401

Dear _________:

         This is to confirm that I have not revoked and will take no action to revoke the Confidential Agreement that I executed on ______________ with OnlineFilmSales.com, LLC

Sincerely,


CARRAWAY MANAGEMENT INC.

Per: